Exhibit 10.9.2

AMENDMENT TO LICENSE AGREEMENT

between

BIOSTRATUM, INCORPORATED

and

NEPHROGENEX, INC.

THIS AMENDMENT (the “Amendment”) TO LICENSE AGREEMENT is made effective as of the 13th day of September, 2006 (the “Amendment Effective Date”), by and between NephroGenex, Inc. and BioStratum, Incorporated (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties are parties to that certain License Agreement dated May 8, 2006 (the “Original Agreement”); and

WHEREAS, the Parties desire to amend the Original Agreement.

NOW, THEREFORE, for and in consideration of the mutual promise, covenants and agreements contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto do hereby agree to amend the Original Agreement as follows:

1.          All capitalized terms not otherwise defined herein that are defined in the Original Agreement shall have the same meanings assigned to them in the Original Agreement.

2.          All references herein and in the Original Agreement to “the Agreement” shall mean and include the Original Agreement as amended by this Amendment to Original Agreement.

3.          The Parties acknowledge and agree that by entering into this Amendment, any and all breaches of the Original Agreement occurring prior to the Amendment Effective Date are hereby waived, and further that the Agreement is currently in full force and effect, according to its terms.

4.          Section 3.3 of the Original Agreement is amended by deleting it in its entirety and replacing it with the following:

3.3        Subject to the cure period discussed below, BioStratum shall have the right to terminate this Agreement after providing written notice to Licensee if Licensee does not close a Qualified Series A Financing on or before the date that is the earlier to occur of (i) the nine month anniversary of the date on which the United States Food and Drug Administration (“FDA”) issues a final ruling confirming its tentative conclusion that Pyridorin is a drug candidate, and not a dietary supplement and (ii) September 13, 2007. In the event Licensee has not closed a Qualified Series A Financing by such date, the receipt of the written termination notice described in the first sentence of this Section 3.3 shall trigger a forty-five (45) day cure period (the “Cure Period”), during which time (i) Licensee may continue to work towards closing a Qualified Series A Financing and (ii) BioStratum shall be free to enter into discussions regarding a transaction or transactions involving AGE-Inhibitors, AGE-Inhibitor Know-How, AGE-Inhibitor Patent Rights, AGE-Inhibitor Products, Pyridorin, Pyridorin Know-How, Pyridorin Patent Rights and/or

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Pyridorin Products, including but not limited to a sale, license or strategic partnership, provided, however, that in no event shall BioStratum enter into such discussions during such cure period with a venture capital investment fund. If Licensee closes a Qualified Series A Financing during such Cure Period, BioStratum shall withdraw its written termination notice and this Agreement shall continue in full force and effect. If Licensee does not close a Qualified Series A Financing during such Cure Period, then this Agreement shall terminate upon the expiration of the Cure Period. For purposes of clarification, Licensee shall only be permitted to take advantage of one Cure Period after the date of this Amendment, unless otherwise consented by BioStratum.

5.           The third sentence of Section 6.1(a) of the Original Agreement is amended by deleting it in its entirety and replacing it with the following:

Upon Licensee’s issuance of any capital stock, options, warrants or other securities prior to the closing of the Qualified Series A Financing (other than the issuance of up to $1,000,000 in convertible promissory notes (the “Additional Notes”) on substantially the same terms as described in Licensee’s October 29, 2004 Note Purchase Agreement (a copy of which has been previously provided to BioStratum) except that all new noteholders will be treated as Additional Lenders (as defined in such October 29, 2004 Note Purchase Agreement) and will not be considered Required Holders (as defined in such October 29, 2004 Note Purchase Agreement)), Licensee shall issue BioStratum additional BST Shares sufficient to ensure that the total number of BST Shares held by BioStratum immediately following such issuance equals fifty-four percent (54%) of Licensee’s Fully-Diluted Capitalization; provided that, for purposes of clarification, if the Additional Notes convert into any equity security other than that issued in a Qualified Series A Financing, the issuance of such other equity securities shall not be excluded from the requirement to issue additional BST Shares prior to a Qualified Series A Financing.

6.            Section 6.3(a) of the Original Agreement is amended by deleting it in its entirety and replacing it with the following:

(a)         (i)  Licensee hereby agrees to pay to BioStratum, on the Amendment Effective Date, Two Hundred Fifty Thousand Dollars ($250,000.00), by wire transfer made payable to the order of BioStratum. Further, Licensee hereby agrees to pay to BioStratum, on or before September 30, 2006, an additional Two Hundred Fifty Thousand Dollars ($250,000.00), by wire transfer made payable to the order of BioStratum; and

(ii)   In addition, upon the closing of a Qualified Series A Financing, Licensee shall, in the sole discretion of Licensee, either (i) issue to BioStratum a number of shares of the security issued in the Qualified Series A Financing calculated by dividing $1,500,000 by the price paid per share for such security issued in the Qualified Series A Financing, with the same rights, preferences and privileges as are received by other investors in the Qualified Series A Financing, and such securities shall be issued pursuant to and governed by the same agreements relating to the issuance of such securities in the Qualified Series A Financing, to which agreements BioStratum will evidence its consent by execution of appropriate documentation, or (ii) pay BioStratum $1,500,000.

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7.          Except as amended hereby, the Original Agreement shall remain unchanged, and the Original Agreement, as so amended, shall continue in full force and effect in accordance with its terms.

8.          This Amendment shall be governed by and construed under the laws of the State of North Carolina in all respects as such laws are applied to agreements among North Carolina residents entered into and to be performed entirely within North Carolina.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have entered into this Amendment as of the date first written above.

NEPHROGENEX, INC.		BIOSTRATUM, INCORPORATED

By:	/s/ J. Wesley Fox	By:	/s/ Gary M. Gordon
	J. Wesley Fox, Ph.D.		Gary Gordon, M.D.

Title:	President and CEO, NephroGenex, Inc.	Title:	Chief Financial Officer

Date:	9-13-06	Date:	9/13/06

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